Exhibit 10.18

AMENDMENT NO. 1 TO THE LQR HOUSE INC. 2021

STOCK OPTION AND INCENTIVE PLAN

March 10, 2023

This First Amendment (this “Amendment”) to the LQR House Inc. 2021 Stock Option and Incentive Plan (the “Plan”) is made as of March 10, 2023, in accordance with resolutions adopted by the Board of Directors of LQR House Inc., a Nevada corporation (the “Company”) on the date hereof.

This Amendment amends the Plan as follows:

1.	Section 3(a) of the Plan is amended and restated in its entirety to read as follows:

Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,850,000 shares, on a post-reverse-stock-split-basis in accordance with the Company’s Plan of Conversion dated February 3, 2023, subject to adjustment as provided in Section 3(b).

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first above written.

LQR House Inc.

/s/ Sean Dollinger
By:	Sean Dollinger
Title:	Chief Executive Officer